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                                                                    EXHIBIT 4.1


                     UNITED AMERICAN HEALTHCARE CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN



1.   Purpose.

     This United American Healthcare Corporation Employee Stock Purchase Plan (the "Plan) is intended to encourage and assist employees of United American Healthcare Corporation, a Michigan corporation (the "Corporation") and the employees of any present or future subsidiaries of the Corporation in acquiring a stock ownership interest in the Corporation. The Plan is intended to be an Employee Stock Purchase Plan under Internal Revenue Code Section 423.

2.   Stock Subject To The Plan.

     Subject to any adjustment pursuant to Section 13 of the Plan, the aggregate number of Shares of Common Stock (the "Shares") of the Corporation which may be sold under the Plan is 200,000. The Corporation shall at all times during the term of the Plan reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan.

3.   Annual Period.

     "Annual Period" shall mean the twelve-month period beginning on July 1 and ending on June 30.

4.   Eligibility.

     Employees may join the Plan each July 1, (the Eligibility Date") as long as they have completed one year of continuous employment as a full-time or part-time employee (except any employee who directly or by attribution owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any subsidiary of the Corporation at the start of any Annual Period). Notwithstanding the foregoing, no employee shall be entitled to purchase Shares of Stock under the Plan and all other purchase Plans of the Corporation and any parent or subsidiary of the Corporation with an aggregate fair market value (determined at date of grant) exceeding $25,000 per year for each calendar year in which such purchase option is outstanding at any time.

     For the Annual period commencing July 1, 1996, the Eligibility Date shall be October 1, 1996.


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     For purposes of this Plan, "Subsidiary" shall mean a corporation of which not less than fifty percent (50%) of the voting Shares are held by the Corporation or a subsidiary of the Corporation.

5.   Joining The Plan.

     Any eligible employee's participation in the Plan shall be effective as of July 1, following the day on which the employee completes, signs and returns to the Corporation, or one of its Subsidiaries, a Stock Purchase Plan Application and Payroll Deduction Authority form indicating his or her acceptance and agreement to the Plan. Notwithstanding the foregoing, the effective date for the Annual Period beginning July 1, 1996 will be October 1, 1996. Membership of any employee in the Plan is entirely voluntary. Except as provided in Paragraph 4, all employees who elect to participate in the Plan shall have the same rights and privileges.

     The establishment of, or participation in, the Plan shall create no rights with respect to continuation of employment, nor with respect to continuation of any particular Corporation business, policy or product.

6.   Member's Contributions.

     Each member shall elect to make contributions by payroll deduction from two percent (2%) to ten percent (10%) of his or her base salary as of the annual Eligibility Date.

     The amount of each member's contribution shall be credited by the Corporation to a special account (the "Plan Account"). No interest shall be credited to the Plan Account.

     No member will be permitted to make contributions for any period during which he or she is not receiving salary from the Corporation or a Subsidiary.

7.   Issuance of Shares.

     On the last trading day of each Annual Period so long as the Plan shall remain in effect, and provided the member has not before that date advised the Corporation that he or she does not wish Shares to be purchased for his or her Account on that date, the Corporation shall apply the funds in the member's Plan Account as of that date to the purchase of Shares in units of one share or multiples thereof.

     The cost to each member (the "Purchase Price") shall be eighty-five percent (85%) of the lower of the closing price of Shares, as declared by the New York Stock Exchange, on the last trading day preceding June 1 (the "Grant Date") or on the last trading day of the Annual Period (the "Exercise Date"). Notwithstanding the foregoing, for the Annual Period commencing July 1, 1996, the Grant Date shall be August 30, 1996.


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     Any moneys remaining in a member's Plan Account by reason of his or her prior election not to purchase Shares in a given Annual Period or by reason of the actual Purchase Price being less than the per-share amount deducted from the member's Account shall be disbursed to the employee after the end of Annual Period. The Corporation shall as expeditiously as possible after the last day of each Annual Period issue to the member entitled thereto the certificate evidencing the Shares issuable to him or her as provided herein.

     Notwithstanding anything above the contrary, (a) if the number of Shares that members desire to purchase at the end of any Annual Period exceeds the number of Shares then available under the Plan, the Shares available shall be allocated among such members in proportion to their Plan Accounts (but no fractional Shares shall be issued); and (b) no funds in a member's Plan Account shall be applied to the purchase of Shares and no Shares hereunder shall be issued unless such Shares are covered by an effective registration statement under the Securities Act of 1933, as amended, or by an exemption therefrom.

8.   Termination of Membership.

     A member's membership in the Plan will be terminated when the member (a) voluntarily elects to withdraw his or her entire Plan Account, (b) resigns or is discharged from the Corporation or one of its subsidiaries, (c) dies, or (d) does not receive salary from the Corporation or one of its present or future subsidiaries for twelve (12) consecutive months, unless this period is due to illness, injury or for other reasons approved by the persons or person appointed by the Corporation to administer the Plan as provided in Paragraph 12 below. Upon termination of membership, the terminated member shall not be entitled to rejoin the Plan until the first day of the Annual Period immediately following the Annual Period in which the termination occurs, and further provided that a terminated member who is an executive officer of the Corporation shall not be entitled to rejoin the Plan until the first day of the first Annual Period that commences after the expiration of six months from the date of termination of membership. Upon termination of membership, the member shall be entitled to the amount of his or her Plan Account.

9.   Leaves of Absence.

     A member who goes on an approved leave of absence prior to the Exercise Date may elect for Shares to be purchased at that date using his or her Plan Account.

10.  Retirement.

     A member who retires prior to the Exercise Date may elect for Shares to be purchased at that date using his or her Plan Account.


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11.  Beneficiary.

     Each member may file a written designation of a beneficiary who is to receive any Shares credited to his or her Plan Account in the event of the death of such member after the Exercise Date but prior to delivery to such member of such Shares. Such designation may be changed by the member at any time by written notice received by the Corporation.

     Upon the death of a member his or her Plan Account shall be paid or distributed to the beneficiary or beneficiaries designated by such member, or in the absence of such designation, to his or her estate, and in either event the Corporation shall not be under any further liability to anyone. If more than one beneficiary is designated, then each beneficiary shall receive an equal portion of the Plan Account unless the member indicates to the contrary in his or her designation, provided that the Corporation may in its sole discretion make distributions in such form as will avoid the creation of fractional Shares.

12.  Administration Of The Plan.

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Board"), or such individual or committee as it designates. All costs and expenses incurred in administering the Plan shall be paid by the Corporation. Any taxes applicable to the member's Plan Account shall be charged to the member's Plan Account by the Corporation.

13.  Modification and Termination.

     The Corporation expects to continue the Plan until such time as all Shares reserved for issuance under the Plan have been sold. The Corporation reserves, however, the right to amend, alter or terminate the Plan in its discretion, and intends to terminate the Plan in the event shareholder approval of the Plan is not obtained prior to July 1, 1997. Upon termination, each member shall be entitled to the amount of his or her Plan Account.

14.  Adjustments Upon Changes In Capitalization.

     Appropriate and proportionate adjustments shall be made in the number and class of Shares subject to this Plan, and to the rights granted hereunder and the prices applicable to such rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation or like change in the capital structure of the Corporation.

15.  Transferability Of Rights.

     No rights of any employee under this Plan shall be transferable by him or her, by operation of law or otherwise, except to the extent that a member is permitted to designate a beneficiary or beneficiaries as hereinabove provided, and except to the extent permitted by will or the laws of descent and distribution if no such beneficiary is designated.

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16.  Participation In Other Plans.

     Nothing herein contained shall affect an employee's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Corporation; provided, however, that an employee is prohibited from simultaneously participating in the Plan and the Corporation's Incentive Stock Option Plan and/or the Corporation's Stock Bonus Plan.

17.  Applicable Law.

     The interpretation, performance and enforcement of this Plan shall be governed by the laws of the State of Michigan.

18.  Effective Date of Plan; Shareholder Approval.

     The Plan shall become effective on July 1, 1996 by action of the Board and shall be submitted to the shareholders of the Corporation for their approval at the Annual Meeting of Shareholders to be held in 1996. The Corporation's obligation to offer, sell or deliver Shares under the Plan is subject to any governmental approval required in connection with the authorized issuance or sale of such Shares and is further subject to the determination by the Corporation that it has complied with all applicable securities laws.

19.  Legend Conditions.

     The Shares of Common Stock to be issued pursuant to the provisions of this Plan shall have endorsed upon their face the following:

           The Shares represented by this certificate have not been registered under the Securities Act of 1933. The Shares have been acquired for investment and may not be pledged or hypothecated, and may not be sold or transferred in the absence of an effective Registration Statement for the Shares under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act."

20.  Amendment, Suspension and Termination of the Plan

     The Board shall have the power at any time to add to, amend or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or any provision or provisions thereof for any period or periods or to terminate the Plan in whole or in part, provided, however, that no such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding options to purchase Shares in accordance with the provisions hereof.



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